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 FORM 4                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    -------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                               OMB Number:       3235-0298
    subject to Section 16. Form                                                                          Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response.... 0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol        6. Relationship of Reporting Person
                                                                                                to Issuer (Check all applicable)
Reich        Christine        Allyn          Ocwen Financial Corporation (OCN)                 _____ Director _____ 10% Owner
-------------------------------------------------------------------------------------------    __X__ Officer (give title below)
(Last)        (First)       (Middle)     3. IRS or Social         4. Statement for             _____ Other (specify below)
                                            Security Number          Month/Year
1675 Palm Beach Lakes Boulevard             of Reporting              8/98                       President
---------------------------------------     Person (Voluntary)  -------------------------      --------------------------------
               (Street)                                           5. If Amendment,           7. Individual or Joint/Group Filing
                                                                     Date of Original           (Check Applicable Line)
                                                                     (Month/Year)            _X_ Form filed by One Reporting Person
                                                                                             ___ Form filed by More than One
West Palm Beach    FL            33401                                                           Reporting Person
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(City)          (State)          (Zip)       TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security             2. Transaction      3. Transaction  4. Securities Acquired(A) 5. Amount of  6.Owner- 7.Nature
   (Instr. 3)                       Date                Code            or Disposed of (D)        Securities   ship     of
                                    (Month/Day/Year)    (Instr. 8)      (Instr. 3, 4, and 5)      Owned at End Direct   Bene-
                                                      ---------------------------------------     of Month     (D) or   ficial
                                                                  Amount  (A)    Price            (Instr. 3    Indirect Owner-
                                                     Code  V               or                     and 4)       (I)      ship
                                                                          (D)                                  (Instr.4)(Instr.4)
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Common Stock                      8/10/98              P           5,000   A     $19.25            450,300        I     By
                                                                                                                        Partnership
                                                                                                                        (1)
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                                                                                                         2        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                                                                  (Print or Type Responses)         SEC 1474 (8/92)
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FORM 4 (CONTINUED)       TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security 2. Conversion  3. Transaction  4. Transaction  5. Number of   6. Date Exer-      7. Title and Amount
   (Instr. 3)                   or Exercise    Date             Code           Derivative     cisable and        of Underlying
                                Price of                       (Instr. 8)      Securities     Expiration Date    Securities
                                Derivative     (Month/Day/                     Acquired (A)   (Month/Day/Year)    (Instr. 3 and 4)
                                Security         Year)                         or Disposed
                                                                               of (D)       --------------------------------------
                                                                               (Instr. 3,    Date     Expir-          Amount or
                                                                                4, and 5)    Exer-    ation    Title  Number of
                                                           -----------------------------     cisable  Date            Shares
                                                            Code     V    (A)    (D)
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 8. Price of    9. Number of      10. Ownership      11. Nature of
    Derivative     Derivative         Form of            Indirect
    Security       Securities         Derivative         Beneficial
    (Instr. 5)     Beneficially       Security;          Ownership
                   Owned at End       Direct (D) or      (Instr. 4)
                   of Month           Indirect (I)
                   (Instr. 4)        ( Instr. 4)
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Explanation of Responses:

(1)  Shares are held by CPR Family Limited Partnership whose general partner is a corporation wholly owned by the Reporting Person and her spouse.
                                                                              /s/ Christine A. Reich                     8/11/98
                                                                       ------------------------------------        ----------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person                 Date
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  Christine A. Reich

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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                           (Print or Type Responses)
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                                                                 SEC 1474 (3/91)